LIABILITIES AND SHAREHOLDERS' EQUITY              December 31,
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
                                             1995             1994
Current liabilities
  Trade accounts payable                 $221,000         $808,000

  Accrued compensation                     36,000          837,000

  Taxes, other than income taxes           15,000          194,000

  Billings in exccess of costs and
     recognized profit                                     451,000

  Deferred income taxes                                     22,000

  Income taxes                            191,000          437,000

  Other accrued expenses                  334,000          743,000

      Total current liabilities           797,000        3,492,000

Long-term debt
  Notes payable                         2,500,000        5,500,000

Deferred income taxes                   5,931,000        4,383,000

Shareholders' equity
  Common stock, no par, at stated value,
    4,000,000 shares, issued 2,286,760  1,829,000        1,829,000

    Capital in excess of stated value   4,986,000        4,979,000

     Unrealized gains on short-term
     investments, net of deferred
     income taxes                          72,000

    Retained earnings                  24,230,000       20,999,000
                                       31,117,000       27,807,000
    Less 245,414 and 238,327 treasury
   shares at cost                       1,619,000        1,378,000

        Total shareholders' equity     29,498,000       26,429,000

Total Liability and Shareholders'
     Equity                           $38,726,000     $39,804,000
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